Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-4 of our report dated October 16, 2025, except for Note 2.21, as to which the date is December 22, 2025 relating to the financial statements of GOWell Technology Limited appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

March 20, 2026